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                                                                  EXHIBIT (a)(8)
Dan Coulter -- Lucent Technologies
908-582-7635 (office)
908-582-0297 (home)

Greg Klaben -- Octel Communications Corporation
408-324-6571 (office)
408-255-2126 (home)

     LUCENT TECHNOLOGIES EXTENDS TENDER OFFER FOR OCTEL STOCK TO SEPTEMBER 26

FOR RELEASE: Thursday, September 18, 1997

     MURRAY HILL, NJ -- Lucent Technologies and Octel Communications Corporation today announced that Lucent's tender offer for all outstanding shares of Octel's common stock has been extended until 5:00 p.m. Eastern time, Friday, September 26, 1997. According to the two companies, the offer is being extended because they are continuing to respond to requests for information from the Antitrust Division of the U.S. Department of Justice.

     The companies said they continued to be confident that Lucent's acquisition of Octel will be completed and noted that the tender offer would be extended again, if appropriate.

     Lucent's tender offer was scheduled to expire at 5:00 p.m. Eastern time, Friday, September 19, 1997. The depositary for the offer, The Bank of New York, has advised Lucent that 31,937,365 shares have been tendered as of the close of business on Thursday, September 18, 1997.